Exhibit A

AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CELATOR PHARMACEUTICALS, INC.

The Third Amended and Restated Certificate of Incorporation of the Celator Pharmaceuticals, Inc.(the “Corporation”) is hereby amended to add a new Article 12, to provide in full as follows:

ARTICLE 12

All action that is required or permitted to be taken by the stockholders of the corporation shall be taken at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by written consent of stockholders in lieu of a meeting of stockholders.